Exhibit 99.1

EDITORIAL CONTACTS:

Amy Flores

+1 408 345 8194

amy_flores@agilent.com

Jorgen Tesselaar (Europe and Asia)

+31 20 547 2825

jorgen_tesselaar@agilent.com

INVESTOR CONTACT:

Rodney Gonsalves

+1 408 345 8948

rodney_gonsalves@agilent.com

Agilent Technologies Reports Third Quarter 2008 Results

SANTA CLARA, Calif., Aug. 14, 2008 — Agilent Technologies Inc. (NYSE: A) today reported orders of $1.39 billion for the third fiscal quarter ended July 31, 2008, 6 percent above one year ago. Revenues during the quarter were $1.44 billion, 5 percent above last year. Third quarter GAAP net income was $169 million, or $0.45 per diluted share. Last year’s third quarter GAAP net income was $185 million, or $0.45 per share.

Included in this quarter’s GAAP income is $22 million of non-cash amortization charges. Excluding this item and $7 million of other net charges,

Agilent reported third quarter adjusted net income of $198 million, or $0.53 per share. On a comparable basis, the company earned $173 million, or $0.43 per share, one year ago. (1)

“The power of Agilent’s operating model was clearly evident during the quarter,” said Bill Sullivan, Agilent president and chief executive officer. “Economic conditions were difficult in much of the developed world, and third quarter revenues came in at the low end of our expectations. But we were able to quickly adapt to the changing economic environment, and our adjusted net income came in just above the high end of our expectations.”

Third quarter adjusted net income of $0.53 per share was 23 percent above one year ago compared with a 5 percent increase in revenues. Subtracting $18 million of share-based compensation from operating results, third quarter adjusted net income of $0.57 per share compares with guidance of $0.52 to $0.56 per share.

Organic revenue growth in the Americas was about 3 percent, and local currency revenues were about flat in Europe compared with last year. Growth in Asia Pacific, at about 2 percent, was less robust than in recent quarters due largely to weakness in Japan.

Segment trends were very similar to the first half, with Bio-Analytical revenues up 13 percent, or 10 percent excluding acquisitions, with robust growth in both life sciences and chemical analysis markets. Electronic Measurement revenues increased less than 1 percent, with steady growth in communications test markets largely offset by weakness in semiconductor-related markets.

Third quarter Return on Invested Capital(2) was a record 27 percent, three points above last year. Inventory Days-On-Hand improved by four days from one year ago, and Receivables Days Sales Outstanding improved by one day. Cash generated from operations during the quarter was $169 million. During the period, the company repurchased $250 million of its common stock and paid $41 million for acquisitions.

2

Looking to the fourth quarter of fiscal 2008, Sullivan said the company’s outlook remained cautious but relatively unchanged. “We anticipate tough conditions in much of the developed world and slowing, though still robust, growth in developing Asian markets.”

Given these trends, Sullivan said the company expected fiscal fourth quarter revenues in the range of $1.52 billion to $1.58 billion, up 5 percent to 9 percent from last year. Fourth quarter adjusted net income, including share-based compensation, is expected to be in the range of $0.58 to $0.62 per share, 26 percent to 35 percent above one year ago, and unchanged from prior guidance. (3)

For the fiscal first quarter of 2009, Sullivan emphasized that visibility was poor given volatile economic conditions, and that the company would continue to plan conservatively. Revenues are expected to be in the range of $1.45 billion to $1.50 billion, up 4 percent to 8 percent from one year earlier. First quarter adjusted net income per share is expected to be in the range of $0.40 to $0.44 per share, 11 percent to 22 percent above the prior year’s comparable earnings. (3)

Segment Results

Bio-Analytical Measurement

($ millions except where noted)

	Q3:F08	Q2:F08	Q3:F07
Orders	594	596	498
Revenues	566	556	500
Gross Margin, %	55%	53%	54%
Income from Operations	101	85	82
Segment Assets	1,549	1,476	1,304
Return On Invested Capital(2), %	25%	21%	26%

Bio-Analytical Measurement orders were up 19 percent during the third quarter from one year ago, the ninth consecutive double-digit advance, and up 15 percent excluding the impact of the Stratagene and Velocity11 acquisitions. Revenues of $566 million were up 13 percent from last year, and up 10 percent excluding the two acquisitions. Revenues were up double-digit percentages in both

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Life Sciences and Chemical Analysis. Geographically, revenues were up 15 percent in the Americas, 5 percent in Europe, and 23 percent in Asia.

Life Sciences revenues of $247 million were up 18 percent from one year ago, and up 11 percent excluding acquisitions. Pharma and Biotech markets were up 14 percent, with modest growth in the Americas and Europe and a strong performance from Asia. Sales to the academic and government markets were 36 percent above one year ago, with particular strength in microarrays, which were up nearly 50 percent. Chemical Analysis revenues of $319 million were up 10 percent from last year, with weakness in semiconductor-related materials science markets tempering what otherwise would have been 13 percent growth in Chemical Analysis revenues. Demand from petrochemicals was very strong, up 24 percent, and food safety was 17 percent ahead of one year ago.

Third quarter segment income from operations of $101 million was $19 million above last year on a $66 million increase in revenues. Adjusting for the impact of the Stratagene and Velocity11 acquisitions, the segment generated a $22 million improvement in income on a $48 million increase in revenues. Operating margins of 18 percent were improved about one point from last year due to an equivalent increase in gross margin. Segment Return On Invested Capital(2) dropped one point to 25 percent due to acquisition-related costs and increased invested capital.

Electronic Measurement

($ millions except where noted)

	Q3:F08	Q2:F08	Q3:F07
Orders	793	928	810
Revenues	878	900	874
Gross Margin, %	57%	58%	57%
Income from Operations	135	128	116
Segment Assets	2,090	2,121	2,042
Return On Invested Capital(2), %	27%	26%	23%

Third quarter Electronic Measurement orders of $793 million were 2 percent below last year. Revenues of $878 million were up less than 1 percent, with the Americas flat, Europe up 15 percent and Asia down 5 percent from one year ago

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because of weakness in Japan. General Purpose Test revenues were down 5 percent from last year because of a nearly 50 percent decline in the semiconductor-related parametric test business. Communications Test revenues were up 9 percent, with strength in R&D markets for LTE and broadband applications, and a continuing rebound in handset manufacturing test.

Third quarter segment income from operations of $135 million was up $19 million from last year on a $4 million increase in revenues. Gross margins were about unchanged from last year, but tight control of operating expenses produced an operating margin of 15 percent, two points above one year ago. Higher profitability and aggressive asset management enabled segment ROIC(2) to improve four points to 27 percent.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 20,000 employees serve customers in more than 110 countries. Agilent had net revenues of $5.4 billion in fiscal 2007. Information about Agilent is available on the Web at www.agilent.com.

Agilent’s management will present more details on its third quarter FY2008 financial results on a conference call with investors beginning today at 1:30 p.m. (Pacific). This event will be webcast live in listen-only mode. Listeners may log on at www.investor.agilent.com and select “Q3 2008 Agilent Technologies Inc. Earnings Conference Call” in the “News & Events — Calendar of Events” section. The webcast will remain available on the company’s Web site for 90 days.

A telephone replay of the conference call will be available from 3:30 p.m. (Pacific) today through Aug. 21, 2008. The replay number is +1 888 286-8010; international callers may dial +1 617 801-6888. The passcode is 18725363.

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Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, information regarding Agilent’s future revenues, earnings and profitability; the future demand for the company’s products and services; and guidance for the fiscal fourth quarter of 2008 and first quarter of fiscal 2009. These forward-looking statements involve risks and uncertainties that could cause Agilent’s results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, unforeseen changes in the strength of our customers’ businesses, and unforeseen changes in the demand for current and new products and technologies.

In addition, other risks that Agilent faces in running its operations include the ability to execute successfully through business cycles while it continues to implement cost reductions; the ability to meet and achieve the benefits of its cost-reduction goals and otherwise successfully adapt its cost structures to continuing changes in business conditions; ongoing competitive, pricing and gross-margin pressures; the risk that our cost-cutting initiatives will impair our ability to develop products and remain competitive and to operate effectively; the impact of geopolitical uncertainties and global economic conditions on our operations, our markets and our ability to conduct business; the ability to improve asset performance to adapt to changes in demand; the ability to successfully introduce new products at the right time, price and mix; and other risks detailed in Agilent’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2008. Forward-looking statements are based on the beliefs and assumptions of Agilent’s management and on currently available information. Agilent undertakes no responsibility to publicly update or revise any forward-looking statement.

# # #

(1) Adjusted net income and adjusted net income per share are non-GAAP measures. Each of these measures is defined to exclude primarily the impacts of restructuring and asset impairment charges, business separation costs, non-cash amortization as well as gains and losses from the sale of investments and disposals of businesses net of their tax effects. A reconciliation between adjusted net income and GAAP net income is set forth on page 5 of the attached tables along with additional information regarding the use of this non-GAAP measure.

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(2) Return On Invested Capital is a non-GAAP measure and is defined as income (loss) from operations less other (income) expense and taxes, annualized, divided by the average of the two most recent quarter-end balances of assets less net current liabilities. The reconciliation of ROIC can be found on page 6 of the attached tables, along with additional information regarding the use of this non-GAAP measure.

(3) Adjusted net income per share as projected for Q408 and Q109 is a non-GAAP measure which excludes primarily the impacts of future restructuring and asset impairment charges and non-cash amortization. Most of these excluded amounts pertain to events that have not yet occurred and are not currently possible to estimate with a reasonable degree of accuracy. Therefore, no reconciliation to GAAP amounts has been provided. Future amortization of intangibles is expected to be approximately $13 million per quarter.

NOTE TO EDITORS: Further technology, corporate citizenship and executive news is available on the Agilent news site at www.agilent.com/go/news.

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AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

PRELIMINARY

	Three Months Ended
	July 31,		Percent
	2008	2007	Inc/(Dec)

Orders	$1,387	$1,308	6%

Net revenue	$1,444	$1,374	5%

Costs and expenses:
Cost of products and services	641	616	4%
Research and development	170	170	—
Selling, general and administrative	415	420	(1)%
Total costs and expenses	1,226	1,206	2%

Income from operations	218	168	30%

Interest income	23	42	(45)%
Interest expense	(31)	(23)	35%
Other income (expense), net	5	3	67%

Income from operations before taxes	215	190	13%

Provision for taxes	46	5	820%

Net income	$169	$185	(9)%

Net income per share:
Basic	$0.47	$0.47
Diluted	$0.45	$0.45

Weighted average shares used in computing net income per share:
Basic	362	392
Diluted	372	407

The preliminary income statement is estimated based on our current information.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

PRELIMINARY

	Nine Months Ended
	July 31,		Percent
	2008	2007	Inc/(Dec)

Orders	$4,312	$3,958	9%

Net revenue	$4,293	$3,974	8%

Costs and expenses:
Cost of products and services	1,927	1,795	7%
Research and development	534	511	5%
Selling, general and administrative	1,289	1,274	1%
Total costs and expenses	3,750	3,580	5%

Income from operations	543	394	38%

Interest income	89	136	(35)%
Interest expense	(90)	(68)	32%
Other income (expense), net	16	7	129%

Income from operations before taxes	558	469	19%

Provision for taxes	96	11	773%

Net income	$462	$458	1%

Net income per share:
Basic	$1.27	$1.15
Diluted	$1.23	$1.11

Weighted average shares used in computing net income per share:
Basic	365	400
Diluted	375	412

The preliminary income statement is estimated based on our current information.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions, except par value and share amounts)

(Unaudited)

PRELIMINARY

	July 31,	October 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$1,640	$1,826
Short-term investments	29	—
Accounts receivable, net	761	735
Inventory	674	643
Restricted cash and cash equivalents	1,571	—
Other current assets	399	467
Total current assets	5,074	3,671

Property, plant and equipment, net	816	801
Goodwill	642	558
Other intangible assets, net	241	178
Restricted cash and cash equivalents	12	1,615
Long-term investment	251	194
Other assets	505	537
Total assets	$7,541	$7,554

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$293	$323
Employee compensation and benefits	359	432
Deferred revenue	310	249
Income and other taxes payable	116	522
Short-term debt	1,711	—
Other accrued liabilities	105	137
Total current liabilities	2,894	1,663

Long-term debt	—	1,500
Senior notes	603	587
Retirement and post-retirement benefits	121	141
Other long-term liabilities	738	429
Total liabilities	4,356	4,320

Stockholders’ equity:
Preferred stock; $0.01 par value; 125 million shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 2 billion shares authorized; 560 million shares at July 31, 2008 and 551 million shares at October 31, 2007 issued	6	6
Treasury stock at cost; 203 million shares at July 31, 2008 and 181 million shares at October 31, 2007	(7,219)	(6,469)
Additional paid-in capital	7,383	7,117
Retained earnings	2,560	2,172
Accumulated other comprehensive income	455	408
Total stockholders’ equity	3,185	3,234
Total liabilities and stockholders’ equity	$7,541	$7,554

The preliminary balance sheet is estimated based on our current information.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

(Unaudited)

PRELIMINARY

	Three Months	Nine Months
	Ended	Ended
	July 31,	July 31,
	2008	2008
Cash flows from operating activities:
Net income	$169	$462

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57	157
Share-based compensation	18	67
Deferred taxes	(15)	43
Excess and obsolete inventory-related charges	7	15
Translation gain from liquidation of a subsidiary	—	(25)
Net loss on sale of investments	—	4
Other	—	6
Changes in assets and liabilities:
Accounts receivable	41	16
Inventory	(2)	(38)
Accounts payable	(29)	(10)
Employee compensation and benefits	(74)	(74)
Income taxes and other taxes payable	28	(71)
Other current assets and liabilities	(24)	43
Other long-term assets and liabilities	(7)	(97)
Net cash provided by operating activities (a)	169	498

Cash flows from investing activities:
Investments in property, plant and equipment	(39)	(110)
Proceeds from the sale of property, plant and equipment	—	14
Purchase of investments	(1)	(256)
Proceeds from sale of investments	19	133
Change in restricted cash and cash equivalents, net	2	33
Purchase of minority interest	—	(14)
Acquisition of businesses and intangible assets, net of cash acquired	(41)	(171)
Net cash used in investing activities	(60)	(371)

Cash flows from financing activities:
Net issuance of common stock under employee stock plans	114	198
Proceeds from revolving credit facility	240	490
Repayment of revolving credit facility	(280)	(280)
Treasury stock repurchases	(250)	(750)
Net cash used in financing activities	(176)	(342)

Effect of exchange rate movements	(3)	29

Net decrease in cash and cash equivalents	(70)	(186)

Cash and cash equivalents at beginning of period	1,710	1,826

Cash and cash equivalents at end of period	$1,640	$1,640

(a) Cash payments included in operating activities:
Restructuring	16	55
Income tax payments	31	181

The preliminary cash flow statement is estimated based on our current information.

AGILENT TECHNOLOGIES, INC.

ADJUSTED NET INCOME AND DILUTED EPS RECONCILIATIONS

(In millions, except per share amounts)

(Unaudited)

PRELIMINARY

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2008	Diluted EPS	2007	Diluted EPS	2008	Diluted EPS	2007	Diluted EPS

Net income per GAAP	$169	$0.45	$185	$0.45	$462	$1.23	$458	$1.11
Non-GAAP adjustments:
Restructuring and asset impairment	5	0.02	11	0.03	23	0.06	30	0.07
Business disposal and infrastructure reduction costs	—	—	2	—	—	—	14	0.03
Gain on sale of assets	—	—	(8)	(0.02)	—	—	(15)	(0.04)
Excess software amortization	—	—	6	0.01	3	0.01	22	0.05
Intangible amortization	14	0.04	12	0.03	40	0.11	29	0.07
Donation to Agilent Foundation	—	—	—	—	—	—	20	0.05
Net translation gain from liquidation of a subsidiary	—	—	—	—	(11)	(0.03)	—	—
Acceleration of debt issuance costs	8	0.02	—	—	13	0.03	—	—
In-process R&D	—	—	—	—	2	0.01	—	—
Remeasurement loss for one-time intercompany transaction	—	—	—	—	—	—	4	0.01
Other	1	—	4	0.01	5	0.01	7	0.02
Adjustment for taxes	1	—	(39)	(0.08)	(31)	(0.08)	(116)	(0.27)
Adjusted net income	$198	$0.53	$173	$0.43	$506	$1.35	$453	$1.10

We provide adjusted net income and adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance and our prospects for the future. These supplemental measures exclude, among other things, charges related to the amortization of intangibles, the impact of restructuring charges and the sale of our businesses. Some of the exclusions, such as impairments, may be beyond the control of management. Further, some may be less predictable than revenue derived from our core businesses (the day to day business of selling our products and services). These reasons provide the basis for management’s belief that the measures are useful.

Our management uses non-GAAP measures to evaluate the performance of our core businesses, to estimate future core performance and to compensate employees. Since management finds this measure to be useful, we believe that our investors benefit from seeing our results “through the eyes” of management in addition to seeing our GAAP results. This information facilitates our management’s internal comparisons to our historical operating results as well as to the operating results of our competitors.

Our management recognizes that items such as amortization of intangibles and restructuring charges can have a material impact on our cash flows and/or our net income. Our GAAP financial statements including our statement of cash flows portray those effects. Although we believe it is useful for investors to see core performance free of special items, investors should understand that the excluded items are actual expenses that may impact the cash available to us for other uses. To gain a complete picture of all effects on the company’s profit and loss from any and all events, management does (and investors should) rely upon the GAAP income statement. The non-GAAP numbers focus instead upon the core business of the company, which is only a subset, albeit a critical one, of the company’s performance.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

The preliminary adjusted net income and diluted EPS reconciliation is estimated based on our current information.

AGILENT TECHNOLOGIES, INC.

RECONCILIATION OF ROIC

(In millions)

(Unaudited)

Preliminary

	BAM	EM	Agilent	BAM	EM	BAM	EM
	Q3’08	Q3’08	Q3’08	Q3’07	Q3’07	Q2’08	Q2’08
Numerator:
Adjusted income from operations	$101	$135	$238	$82	$116	$85	$128
Less:
Taxes and Other (income)/expense	24	21	40	22	24	22	22

Segment return	77	114	198	60	92	63	106

Segment return annualized	$308	$456	$792	$240	$368	$252	$424

Denominator:
Segment assets (a)	$1,549	$2,090	$3,640	$1,304	$2,042	$1,476	$2,121
Less:
Net current liabilities (b)	250	397	651	254	463	275	472
Invested capital	$1,299	$1,693	$2,989	$1,050	$1,579	$1,201	$1,649

Average invested capital	$1,250	$1,671	$2,922	$932	$1,590	$1,199	$1,633

ROIC	25%	27%	27%	26%	23%	21%	26%

Historical amounts are reclassified to conform with current period presentation

ROIC calculation:(annualized current quarter segment return)/(average of the two most recent quarter-end balances of Segment Invested Capital)

(a)	Segment assets consist of inventory, accounts receivable, property plant and equipment, gross goodwill and other intangibles, deferred taxes and allocated corporate assets.
(b)	Includes accounts payable, employee compensation and benefits, other accrued liabilities and allocated corporate liabilities.

Return on invested capital (ROIC) is a non-GAAP measure that management believes provides useful supplemental information for management and the investor.  ROIC is a tool by which we track how much value we are creating for our shareholders.  Management uses ROIC as a performance measure for our businesses, and our senior managers’ compensation is linked to ROIC improvements as well as other performance criteria.  We believe that ROIC provides our management with a means to analyze and improve their business, measuring segment profitability in relation to net asset investments.  We acknowledge that ROIC may not be calculated the same way by every company.  We compensate for this limitation by monitoring and providing to the reader a full GAAP income statement and balance sheet.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.  They should be read in conjunction with the GAAP financial measures.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

The preliminary reconciliation of ROIC is estimated based on our current information.